                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                            ThermoLase Corporation
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           ThermoLase Corporation
               ------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

THERMOLASE CORPORATION

10455 Pacific Center Court, San Diego, CA 92121-4339



                                                               February 3, 1998



Dear Stockholder:

     The enclosed Notice calls the 1998 Annual Meeting of the Stockholders of ThermoLase Corporation. I respectfully request all Stockholders to attend this meeting, if possible.

     Our Annual Report for the fiscal year ended September 27, 1997, is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the meeting.

     Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, I urge you to complete your proxy and return it to our transfer agent, American Stock Transfer and Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

     I would appreciate your immediate attention to the mailing of this proxy.

                              Yours very truly,





                              GARY S. WEINSTEIN
                              Chairman of the Board

THERMOLASE CORPORATION

10455 PACIFIC CENTER COURT, SAN DIEGO, CA 92121-4339


                                                              February 3, 1998



To the Holders of the Common Stock of
        THERMOLASE CORPORATION


                           NOTICE OF ANNUAL MEETING

     The 1998 Annual Meeting of the Stockholders of ThermoLase Corporation (the "Corporation") will be held on Thursday, March 5, 1998 at 9:30 a.m. at the Westin Hotel, 70 Third Avenue, Waltham, Massachusetts 02154. The purpose of the meeting is to consider and take action upon the following matters:

     1.   Election of five directors.

     2. Such other business as may properly be brought before the meeting and any adjournment thereof.

     The transfer books of the Corporation will not be closed prior to the meeting, but, pursuant to appropriate action by the board of directors, the record date for the determination of the Stockholders entitled to receive notice of and to vote at the meeting is January 14, 1998.

     The by-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your stock be represented at the meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

     This notice, the proxy and proxy statement enclosed herewith are sent to you by order of the board of directors.

                                    SANDRA L. LAMBERT
                                         Secretary

                                PROXY STATEMENT

     The enclosed proxy is solicited by the board of directors of ThermoLase Corporation (the "Corporation") for use at the 1998 Annual Meeting of the Stockholders (the "Meeting") to be held on Thursday, March 5, 1998 at 9:30 a.m. at the Westin Hotel, 70 Third Avenue, Waltham, Massachusetts 02154, and any adjournment thereof. The mailing address of the executive offices of the Corporation is 10455 Pacific Center Court, San Diego, California 92121-4339. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about February 3, 1998.

                               VOTING PROCEDURES

     The board of directors intends to present to the Meeting the election of five directors, constituting the entire board of directors.

     The representation in person or by proxy of a majority of the outstanding shares of common stock of the Corporation, $.01 par value ("Common Stock"), entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

     Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for directors, and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

     In order to be elected a director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the election. Withholding authority to vote for a nominee for director will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee. Broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

     A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the secretary of the Corporation received prior to the Meeting, by executing and returning a later-dated proxy or by voting by ballot at the Meeting.

     The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of January 14, 1998, consisted of 40,071,717 shares of Common Stock. Only Stockholders of record at the close of business on January 14, 1998, are entitled to vote at the Meeting. Each share is entitled to one vote.

                                --PROPOSAL 1--

                             ELECTION OF DIRECTORS

     Five directors are to be elected at the Meeting, each to hold office until his or her successor is chosen and qualified or until his earlier resignation, death or removal.

NOMINEES FOR DIRECTORS

     Set forth below are the names of the persons nominated as directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its parent corporation, ThermoTrex Corporation ("ThermoTrex"), a provider of medical products, personal-care products and services, and advanced technology research, and ThermoTrex's parent corporation, Thermo Electron Corporation ("Thermo Electron"), a provider of diversified products and services for the biomedical, instrument and environmental markets, is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation.

-------------------------------------------------------------------------------
Carliss Y. Baldwin         Dr. Baldwin, 47, has been a director of the
                           Corporation since June 1994. Dr. Baldwin has been the
                           William L. White Professor of Business
                           Administration, Harvard Business School, since 1988.
                           She is also a director of the Federal Home Loan Bank
                           of Boston.
-------------------------------------------------------------------------------
Elias P. Gyftopoulos       Dr. Gyftopoulos, 70, has been a director of the
                           Corporation since September 1994. Dr. Gyftopoulos is
                           Professor Emeritus of the Massachusetts Institute of
                           Technology, where he was the Ford Professor of
                           Mechanical Engineering and of Nuclear Engineering for
                           more than 20 years until his retirement in 1996. Dr.
                           Gyftopoulos is also a director of Thermo BioAnalysis
                           Corporation, Thermo Cardiosystems Inc., Thermo
                           Electron, Thermo Remediation Inc., ThermoSpectra
                           Corporation, Thermo Voltek Corp. and Trex Medical
                           Corporation.
-------------------------------------------------------------------------------
Paul F. Kelleher           Mr. Kelleher, 55, has been chief accounting officer
                           of the Corporation since its inception in December
                           1992 and a director since March 1994. Mr. Kelleher
                           has been senior vice president, finance and
                           administration, of Thermo Electron since June 1997
                           and served as its vice president, finance, from 1987
                           to 1997 and as its controller from 1982 to January
                           1996.
-------------------------------------------------------------------------------
GARY S. WEINSTEIN          Mr. Weinstein, 40, has been a director and the
                           chairman of the board of the Corporation since
                           February 1996. Since February 1996, Mr. Weinstein has
                           also been chairman and chief executive officer of
                           ThermoTrex and a vice president of Thermo Electron.
                           Mr. Weinstein was a managing director of Lehman
                           Brothers Inc. from 1992 until February 1996, serving
                           from March 1995 until leaving the firm as managing
                           director and head of global syndicate and equity
                           capital markets. Mr. Weinstein joined Lehman Brothers
                           in 1988 and served in various positions, including
                           head of equities in Europe, head of equity new issues
                           in North and South America and head of global
                           convertible securities. Mr. Weinstein is also a
                           director of ThermoTrex Corporation and Trex Medical
                           Corporation.
-------------------------------------------------------------------------------
Dr. Nicholas T. Zervas     Dr. Zervas, 68, has been a director of the
                           Corporation since its inception in December 1992, and
                           has been Chief of Neurological Service at
                           Massachusetts General Hospital, since 1977. Dr.
                           Zervas is also a director of Thermedics Inc., Thermo
                           Cardiosystems Inc. and ThermoTrex Corporation.
-------------------------------------------------------------------------------

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

     The board of directors has established an audit committee and a human resources committee, each consisting solely of outside directors. The present members of the audit committee are Dr. Baldwin (Chairman) and Dr. Zervas. The audit committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the human resources committee are Dr. Zervas (Chairman), Dr. Baldwin and Dr. Gyftopoulos. The human resources committee reviews the performance of senior members of management, recommends executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the board of directors. The board of directors met eight times, the audit committee met twice, and the human resources committee met five times during fiscal 1997. Each director attended at least 75% of all meetings of the board of directors and committees on which he or she served held during fiscal 1997.

COMPENSATION OF DIRECTORS

     CASH COMPENSATION

     Directors who are not employees of the Corporation, of Thermo Electron or any other companies affiliated with Thermo Electron (also referred to as "outside directors") receive an annual retainer of $2,000 and a fee of $1,000 per day for attending regular meetings of the board of directors and $500 per day for participating in meetings of the board of directors held by means of conference telephone and for participating in certain meetings of committees of the board of directors. Payment of outside directors' fees is made quarterly. Mr. Kelleher and Mr. Weinstein are employees of Thermo Electron and its subsidiaries and do not receive any cash compensation from the Corporation for their services as directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.

     DEFERRED COMPENSATION PLAN FOR DIRECTORS

     Under the Deferred Compensation Plan for Directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he or she ceases to serve as a director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the board of directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the acquisition, without the prior approval of the board of directors, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or the outstanding common stock of ThermoTrex or 25% or more of the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the board of directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of ThermoTrex or Thermo Electron to constitute a majority of the board of directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 100,000 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of November 28, 1997, deferred units equal to 1,019.55 shares of Common Stock were accumulated under the Deferred Compensation Plan.

     DIRECTORS STOCK OPTION PLAN

     The Corporation's directors stock option plan (the "Directors Plan") provides for the grant of stock options to purchase shares of the Common Stock to outside directors as additional compensation for their service as directors. The Directors Plan provides for the grant of stock options upon a director's initial appointment and, beginning in 1999, awards options to purchase 1,000 shares annually to outside directors.

     Under the Directors Plan, outside directors appointed prior to 1995 were awarded an option to purchase 30,000 shares of Common Stock upon the director's appointment or election. The size of the award to new directors initially joining the board of directors after 1995 is reduced by 6,000 shares in each subsequent year. Directors initially joining the board of directors after 1999 will not receive an option grant upon their appointment or election to the board of directors, but will be eligible to participate in the annual option awards described below. All options evidencing initial grants are exercisable six months after the grant, subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the director ceases to serve as a director of the Corporation or any other Thermo Electron company. In such event, the restrictions and repurchase rights lapse in equal annual installments of 6,000 shares per year, starting with the first anniversary of the grant date, provided the director has continuously served as a director of the Corporation or any other Thermo Electron company since the grant date. These options expire on the seventh anniversary of the grant date if granted before the end of 1995 and on the fifth anniversary of the grant date if granted after 1995, unless the director dies or otherwise ceases to serve as a director of the Corporation or any other Thermo Electron company prior to that date.

     In addition, under the Directors Plan, outside directors will also receive an annual grant of options to purchase 1,000 shares of Common Stock, commencing in 1999. The annual grant is made at the close of business on the date of the Annual Meeting of the Stockholders to each outside director then holding office, commencing with the Annual Meeting of the Stockholders in 1999. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options will be subject to repurchase by the Corporation at the exercise price if the recipient ceases to serve as a director of the Corporation or any other Thermo Electron company prior to the first anniversary of the grant date.

     The exercise price for options granted under the Directors Plan is the average of the closing prices of the Common Stock as reported on the American Stock Exchange (or other principal market on which the Common Stock is then traded) for the five trading days immediately preceding and including the date of grant or, if the shares are not then traded, at the last price paid per share by third parties in an arms-length transaction prior to the option grant. As of November 28, 1997, options to purchase 123,400 shares of Common Stock had been granted and were outstanding under the Directors Plan, no options had lapsed or been exercised, and options to purchase 276,600 shares of Common Stock were reserved and available for grant.

STOCK OWNERSHIP POLICIES FOR DIRECTORS

     During fiscal 1996, the human resources committee of the board of directors (the "Committee") established a stock holding policy for directors. The stock holding policy requires each director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level by the 1998 Annual Meeting of the Stockholders. Directors who are also executive officers of the Corporation are required to comply with a separate stock holding policy established by the Committee in fiscal 1996, which is described in the Committee Report on Executive Compensation -- Stock Ownership Policies.


     In addition, the Committee adopted a policy requiring directors to hold a certain number of shares of the Corporation's Common Stock acquired upon the exercise of stock options. Under this policy, directors are required to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in the Committee Report on Executive Compensation -- Stock Ownership Policies.

                                STOCK OWNERSHIP

     The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of ThermoTrex and Thermo Electron, as of November 28, 1997, with respect to (i) each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director and nominee for director, (iii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and (iv) all directors and current executive officers as a group.

     While certain directors and executive officers of the Corporation are also directors and executive officers of Thermo Electron or its subsidiaries other than the Corporation, all such persons disclaim beneficial ownership of the shares of Common Stock beneficially owned by Thermo Electron.

                                        THERMOLASE       THERMOTREX       THERMO ELECTRON
NAME(1)                                 CORPORATION(2)   CORPORATION(3)   CORPORATION(4)
--------                                --------------   --------------   ---------------
Thermo Electron Corporation(5)              26,742,204              N/A               N/A
Carliss Y. Baldwin                              61,400                0             1,000
Elias P. Gyftopoulos                            61,400            4,500            72,070
John C. Hansen                                 504,831          100,353            23,612
Paul F. Kelleher                                83,300           10,400           135,596
John Mlynski                                    91,000           20,000                 0
Raymond D. Sphire                               95,000               86             1,050
Gary S. Weinstein                              198,044          110,000           201,211
Charles K. Wittenberg                           80,500                0            24,884
Mark H. Wurth                                  150,000           22,620             7,780
Nicholas T. Zervas                              87,243           29,541                 0
All directors and current executive
   officers as a group (10 persons)            865,716          207,491         1,206,213

(1) Except as reflected in the footnotes to this table, shares of Common Stock of the Corporation and of the common stock of ThermoTrex and Thermo Electron beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.


(2) Shares of the Common Stock beneficially owned by each director and executive officer and by all directors and current executive officers as a group exclude 26,742,204 shares beneficially owned by Thermo Electron. Shares of Common Stock beneficially owned by Dr. Baldwin, Dr. Gyftopoulos, Mr. Hansen, Mr. Kelleher, Mr. Mlynski, Mr. Sphire, Mr. Weinstein, Mr. Wittenberg, Mr. Wurth, Dr. Zervas and all directors and current executive officers as a group include 61,400, 61,400, 480,000, 77,000, 80,000,
     95,000, 130,000, 80,500, 150,000, 67,068 and 768,268 shares, respectively, that such person or group has the right to acquire within 60 days of November 28, 1997, through the exercise of stock options. Shares beneficially owned by Dr. Zervas and all directors and current executive officers as a group include 1,019 full shares allocated through November 28, 1997 to Dr. Zervas's account maintained pursuant to the Corporation's Deferred Compensation Plan for Directors. As of November 28, 1997, no director or executive officer beneficially owned more than 1% of the Common Stock, other than Mr. Hansen, who beneficially owned 1.3%; all directors and current executive officers as a group beneficially owned 2.4% of the Common Stock outstanding as of such date.


(3) Shares of ThermoTrex common stock beneficially owned by Dr. Gyftopoulos, Mr. Hansen, Mr. Kelleher, Mr. Mlynski, Mr. Weinstein, Mr. Wurth, Dr. Zervas and all directors and current executive officers as a group include 4,500, 100,000, 10,400, 20,000, 100,000, 22,500, 27,200 and 192,100 shares, respectively, that such person or group has the right to acquire within 60 days of November 28, 1997, through the exercise of stock options. Shares beneficially owned by Dr. Zervas and all directors and current executive officers as a group include 2,341 full shares allocated through November 28, 1997, to Dr. Zervas's account maintained pursuant to ThermoTrex's Deferred Compensation Plan for Directors. As of November 28, 1997, no director or executive officer beneficially owned more than 1% of the ThermoTrex common stock outstanding as of such date; all directors and current executive officers as a group beneficially owned 1.2% of the ThermoTrex common stock outstanding as of November 28, 1997.

(4) Shares of Thermo Electron common stock beneficially owned by Dr. Gyftopoulos, Mr. Hansen, Mr. Kelleher, Mr. Weinstein, Mr. Wittenberg, Mr. Wurth and all directors and current executive officers as a group include 10,375, 22,500, 95,137, 200,175, 24,750, 7,500 and 993,472 shares, respectively, that such person or group has the right to acquire within 60 days of November 28, 1997, through the exercise of stock options. Shares beneficially owned by Mr. Kelleher, Mr. Wittenberg and all directors and current executive officers as a group include 1,426, 134 and 3,596 full shares, respectively, allocated through November 28, 1997, to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan, of which the trustees, who have investment power over its assets, were, as of November

     28, 1997, executive officers of Thermo Electron. No director or executive officer beneficially owned more than 1% of Thermo Electron's common stock outstanding as of such date; all directors and current executive officers as a group beneficially owned less than 1% of the common stock of Thermo Electron outstanding as of such date.

(5) Thermo Electron beneficially owned 69.5% of the Common Stock outstanding as of November 28, 1997, of which 67.4% is owned through ThermoTrex, which is a majority-owned subsidiary of Thermo Electron. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02254-9046. As of November 28, 1997, Thermo Electron, through ThermoTrex, had the power to elect all of the members of the Corporation's board of directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of change in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during fiscal 1997, except in the following instances. The Form 3 for Mr. Kurt A. Dasse, a vice president of the Corporation, was filed 11 days late. ThermoTrex, the Corporation's parent company, had two late Forms 4, reporting a total of two transactions associated with the grant and lapse of options to purchase Common Stock granted to employees under its stock option program. Thermo Electron, the parent company of ThermoTrex, had four late Forms 4, reporting a total of 19 transactions, including 14 open market purchases of shares of Common Stock and five transactions associated with the grant and lapse of options to purchase Common Stock granted to employees under its stock option program.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer and its four other most highly compensated executive officers (the "named executive officers") for the last two full fiscal years from September 29, 1996 to September 27, 1997 ("fiscal 1997") and from October 1, 1995 to September 28, 1996 ("fiscal 1996"), and for the nine-month period from January 1, 1995 to September 30, 1995 ("fiscal 1995"), reflecting a change in the Corporation's fiscal year-end to the 52- or 53-week period ending on the Saturday nearest September 30. None of the named executive officers were employed with the Corporation prior to fiscal 1995.


     The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron.
The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.


                                                    SUMMARY COMPENSATION TABLE
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         LONG TERM
                                                                                        COMPENSATION
                                                                                   ----------------------
                                                                                   SECURITIES UNDERLYING
      NAME AND                       FISCAL             ANNUAL COMPENSATION(1)     OPTIONS (NO. OF SHARES     ALL OTHER
 PRINCIPAL POSITION                   YEAR              SALARY         BONUS           AND COMPANY)(3)      COMPENSATION(4)
 ------------------                  ------             ------         -----       ----------------------   ---------------
John C. Hansen(5)                    1997               $225,000     $100,000              --   --              $ 9,926
   Former Chief Executive            1996               $225,000     $115,000           22,500 (TMO)            $ 2,674
   Officer and President                                                                 2,000 (TBA)
                                                                                         2,000 (TFG)
                                                                                         2,000 (TLT)
                                                                                         6,000 (TOC)
                                                                                         6,000 (TMQ)
                                                                                         2,000 (TSR)
                                                                                         4,000 (TXM)
                                     1995               $168,750(1)  $ 48,000(6)       600,000 (TLZ)                --
                                                                                       100,000 (TKN)
---------------------------------------------------------------------------------------------------------------------------------
Mark H. Wurth(7)                     1997               $169,000     $ 55,000(2)           --   --              $15,935(8)
   Vice President, Operations        1996               $160,000     $ 60,000            7,500 (TMO)            $ 2,519(8)
                                     1995               $ 53,333(1)  $ 30,000(6)       150,000 (TLZ)                --
                                                                                        25,000 (TKN)
---------------------------------------------------------------------------------------------------------------------------------
John Mlynski(9)                      1997               $ 96,250     $ 59,000(2)        80,000 (TLZ)            $ 1,006(10)
   Former Vice President,
   International                                                                        20,000 (TKN)
---------------------------------------------------------------------------------------------------------------------------------
Charles K. Wittenberg(11)            1997               $105,000     $ 43,000(2)        12,500 (TLZ)            $ 6,599
   Vice President                    1996               $ 67,500     $ 45,000           68,000 (TLZ)            $ 5,321
---------------------------------------------------------------------------------------------------------------------------------
Raymond D. Sphire(12)                1997               $111,250     $ 36,000(2)        45,000 (TLZ)            $ 6,845
   Vice President                    1996               $100,000     $ 36,000           30,000 (TLZ)
---------------------------------------------------------------------------------------------------------------------------------

(1) Annual compensation for the named executive officers is reviewed and determined on a calendar year basis, even though the Corporation's fiscal year ends in September. The Corporation changed its fiscal year-end to September from December in 1995, and as a consequence, the salary data for fiscal 1995 reflects salary paid during the nine-month period from January 1, 1995 to September 30, 1995. Salary data for subsequent fiscal years represents salary paid during the Corporation's full fiscal year. The bonus amount represents the bonus paid for performance during the calendar year in which the Corporation's fiscal year-end occurred.

(2) As bonuses for calendar 1997 have not yet been determined, the amount shown for fiscal 1997 is an estimate.

(3) In addition to receiving options to purchase Common Stock (designated in the table as TLZ), the named executive officers of the Corporation have been granted options to purchase common stock of Thermo Electron and certain of its other subsidiaries as part of Thermo Electron's stock option program in their capacities as officers of the Corporation. Options have been granted during the period covered by the table to the named executive officers in the following Thermo Electron companies: Thermo Electron (designated in the table as TMO), Thermo BioAnalysis Corporation (designated in the table as TBA), Thermo Fibergen Inc. (designated in the table as TFG), ThermoLase Corporation (designated in the table as TLZ), ThermoLyte Corporation (designated in the table as TLT), Thermo Optek Corporation (designated in the table as TOC), ThermoQuest Corporation (designated in the table as TMQ), Thermo Sentron Inc. (designated in the table as TSR), ThermoTrex Corporation (designated in the table as TKN) and Trex Medical Corporation (designated in the table as TXM).

(4) Represents the amount of matching contributions made on behalf of the named executive officer participating in the Thermo Electron 401(k) Plan.

(5) Mr. Hansen resigned as the chief executive officer and president of the Corporation on February 1, 1998. Ms. Anne Pol, a vice president of Thermo Electron, has been appointed interim president of the Corporation, effective February 1, 1998, pending a search for a permanent replacement.

(6) The bonus reported for Mr. Hansen for fiscal 1995 represents the bonus paid for the eight-month period from the commencement of his employment on May 1, 1995 through December 1995.

(7) Mr. Wurth was appointed vice president, operations, of the Corporation in June 1995. The bonus reported for Mr. Wurth for fiscal 1995 represents the bonus paid for the seven-month period from the commencement of his employment through December 1995.

(8) In addition to $1,661 and $9,063, which represent the amount of matching contributions made on behalf of the named executive officer participating in the Thermo Electron 401(k) Plan in fiscal 1996 and 1997, respectively, this amount includes $858 for fiscal 1996 and $6,872 for fiscal 1997, which represents the amount of compensation in the period attributable to an interest-free loan provided to Mr. Wurth in connection with his relocation to San Diego, California. See "Relationship with Affiliates."

(9) Mr. Mlynski served as vice president, international, of the Corporation from March 5, 1997 until his resignation effective as of February 1, 1998.

(10) This represents the amount of compensation attributable to an interest-free loan provided to Mr. Mlynski pursuant to the Corporation's Stock Holding Assistance Plan. See "Relationship with Affiliates -- Stock Holding Assistance Plan."

(11) Mr. Wittenberg was appointed a vice president of the Corporation on January 9, 1996.

(12) Mr. Sphire was appointed a vice president of the Corporation on June 11, 1996.


STOCK OPTIONS GRANTED DURING FISCAL 1997

     The following table sets forth information concerning individual grants of stock options by the Corporation and other Thermo Electron companies made during fiscal 1997 to the named executive officers in their capacities as officers of the Corporation. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1997.

                                                   OPTION GRANTS IN FISCAL 1997
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                         POTENTIAL REALIZABLE
                                                                                                           VALUE AT ASSUMED
                                                    PERCENT OF                                           ANNUAL RATES OF STOCK
                                                   TOTAL OPTIONS                                         PRICE APPRECIATION FOR
                         NUMBER OF SECURITIES        GRANTED TO          EXERCISE                            OPTION TERM(2)
                          UNDERLYING OPTIONS        EMPLOYEES IN         PRICE PER    EXPIRATION         ---------------------
   NAME                       GRANTED(1)             FISCAL YEAR           SHARE         DATE               5%           10%
   ----                  --------------------      -------------         ---------    ----------          ------        ------
John C. Hansen                   --   --                 --                    --          --                   --           --
---------------------------------------------------------------------------------------------------------------------------------
Mark H. Wurth                    --   --                 --                    --          --                   --           --
---------------------------------------------------------------------------------------------------------------------------------
John Mlynski                  80,000 (TLZ)             27.3%               $13.65       03/05/04           $444,800    $1,036,000
                              20,000 (TKN)             18.5%(3)            $27.03       03/11/09           $430,200    $1,156,000
---------------------------------------------------------------------------------------------------------------------------------
Charles K. Wittenberg         12,500 (TLZ)              4.3%               $13.65       03/05/09           $135,750     $ 364,875
---------------------------------------------------------------------------------------------------------------------------------
Raymond D. Sphire             25,000 (TLZ)              8.5%               $13.65       03/05/09           $271,500     $ 729,750
                              20,000 (TLZ)              6.8%               $17.10       09/19/09           $272,200     $ 731,400
---------------------------------------------------------------------------------------------------------------------------------

(1) Options have been granted during fiscal 1997 to the named executive officers to purchase the common stock of the Corporation (designated in the table as TLZ) and ThermoTrex Corporation (designated in the table as TKN). All of the options granted during the fiscal year are immediately exercisable at the date of grant. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by the Corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. For companies that are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. The granting corporation may permit the holders of such options to exercise options and to satisfy tax-withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(2) The amounts shown in this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the granting corporation, the optionee's continued employment through the option period and the date on which the options are exercised.

(3) These options were granted under stock option plans maintained by Thermo Electron and, accordingly, are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

STOCK OPTIONS EXERCISED DURING FISCAL 1997

     The following table reports certain information regarding stock option exercises during fiscal 1997 and outstanding stock options to purchase shares of Thermo Electron companies held at the end of fiscal 1997 by the Corporation's chief executive officer and the other named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1997.


             AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND FISCAL 1997 YEAR-END OPTION VALUES
------------------------------------------------------------------------------------------------------------------------
                                                                                  NUMBER OF
                                                                                 UNEXERCISED
                                                                              OPTIONS AT FISCAL        VALUE OF
                                                 SHARES                           YEAR-END           UNEXERCISED
                                               ACQUIRED ON       VALUE          (EXERCISABLE/        IN-THE-MONEY
     NAME                      COMPANY          EXERCISE       REALIZED(1)     UNEXERCISABLE)(2)       OPTIONS
------------------------------------------------------------------------------------------------------------------------
John C. Hansen                ThermoLase           --              --            480,000 /--         $2,704,800 /--
                              Thermo Electron      --              --             22,500 /--           $148,230 /--
                              Thermo BioAnalysis   --              --              2,000 /--            $13,750 /--
                              Thermo Fibergen      --              --              2,000 /--                 $0 /--
                              ThermoLyte           --              --                  0 /2,000             --  /$0(3)
                              Thermo Optek         --              --              6,000 /--            $40,128 /--
                              ThermoQuest          --              --              6,000 /--            $36,750 /--
                              Thermo Sentron       --              --              2,000 /--               $250 /--
                              ThermoTrex           --              --            100,000 /--           $518,800 /--
                              Trex Medical         --              --              4,000 /--            $16,000 /--
------------------------------------------------------------------------------------------------------------------------
Mark H. Wurth                 ThermoLase           --              --            150,000 /--           $386,250 /--
                              Thermo Electron      --              --              7,500 /--            $49,410 /--
                              ThermoTrex            --              --             22,500 /--            $73,980 /--
------------------------------------------------------------------------------------------------------------------------
John Mlynski                  ThermoLase           --              --             80,000 /--           $298,001 /--
                              ThermoTrex           --              --             20,000 /--                 $0 /--
------------------------------------------------------------------------------------------------------------------------
Charles K. Wittenberg(4)      ThermoLase           --              --             80,500 /--            $46,563 /--
------------------------------------------------------------------------------------------------------------------------
Raymond D. Sphire             ThermoLase           --              --             95,000 /--            $98,625 /--
------------------------------------------------------------------------------------------------------------------------


(1) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(2) All of the options reported outstanding at the end of the fiscal year were immediately exercisable as of fiscal year-end, except the options to purchase shares of ThermoLyte Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Securities Exchange Act of 1934 and (ii) nine years from the grant date. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by the granting corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. For companies whose shares are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date.

(3) No public market existed for the shares as of November 28, 1997. Accordingly, no value in excess of the exercise price has been attributed to these options.

(4) Prior to his appointment as a vice president of the Corporation in January 1996, Mr. Wittenberg was an associate general counsel of Thermo Electron. Mr. Wittenburg holds unexercised options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation, which were granted to him as compensation for his service as an associate general counsel. Those options are not reported in the table as they were granted as compensation for service in a capacity other than in his capacity as an officer of the Corporation.

SEVERANCE ARRANGEMENTS

     Mr. John C. Hansen resigned as the president and chief executive officer of the Corporation and as a director effective as of February 1, 1998 (the "Employment Termination Date"). In connection with his resignation, the Corporation entered into an agreement with Mr. Hansen providing for the payment of severance and other fees to Mr. Hansen. The agreement provides that in addition to receiving his regular salary through the Employment Termination Date, Mr. Hansen will be paid a bonus of $100,000 for the 1997 calendar year as well as a lump sum severance payment of $150,000. Mr. Hansen will also receive a lump sum payment of $50,000 to compensate him for his travel and relocation expenses associated with his relocation to the San Francisco, California area. The agreement also provides for an ongoing consulting relationship between Mr. Hansen and the Corporation for the two-year period from February 1, 1998 through January 31, 2000. For his consulting services, Mr. Hansen will be paid a retainer fee of $150,000 per year, payable in arrears in quarterly installments of $37,500 and a per diem consulting fee of $2,000 per day for each day that he provides consulting services to the Corporation pursuant to its request.


                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

     All decisions on compensation for the Corporation's executive officers are made by the human resources committee of the board of directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the human resources committee of the board of directors of its parent corporation, Thermo Electron. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options.

     The Committee believes that the total compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.

     External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's total compensation for its executives is assessed by comparing it to market data provided by its compensation consultant and by participating in annual executive compensation surveys, primarily "Project 777," an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's Index, but do not necessarily correspond to the companies included in the Corporation's peer group index, the Dow Jones Total Return Index for the Cosmetics/Personal Care Industry.

     Principles of internal equity are also central to the Committee's compensation policies. Total compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to total compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.

     The Corporation changed its fiscal year to end on the Saturday nearest September 30 in 1995. Because the compensation practices of the Corporation are guided by the policies of its parent corporation, Thermo Electron, the Committee plans to continue to conduct cash compensation reviews on a calendar-year basis in order to coincide with the compensation reviews conducted by the human resources committee of the board of directors of Thermo Electron. Thermo Electron operates on a fiscal year that ends on the Saturday nearest December 31.

     The process for determining each of the elements of total compensation for the Corporation's officers is outlined below.

     BASE SALARY

     Base salaries are intended to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and the Corporation's other named executive officers will approach the mid-point of competitive data. The salary increases in calendar 1997 for the named executive officers generally reflect this practice of gradual increases and moderation.

     CASH BONUS

     The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent corporation, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns which are designed to measure profitability and contributions to shareholder value, and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron intended to reward performance that is perceived as above average and to penalize performance that is perceived as below average. The measures of operating returns used in the Committee's determinations in calendar 1997 included return on assets, growth in income, and return on sales, and the Committee's determinations also included a subjective evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the Stockholders. These measures of achievements are not financial targets that are met, not met or exceeded. The relative weighting of the operating measures and subjective evaluation varies depending on the executive's role and responsibilities within the organization.

     The bonuses for named executive officers approved by the Committee with respect to calendar 1997 performance in each instance exceeded the median potential bonus.

     STOCK OPTION PROGRAM

     The primary goal of the Corporation is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

     The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in its parent corporations, Thermo Electron and ThermoTrex, and other majority-owned subsidiaries of Thermo Electron and ThermoTrex, are an important tool in providing incentives for performance within the entire organization.

     In determining awards, the Committee considers the average annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next five years. (Values are established using a modified Black-Scholes option pricing model.) Awards are reviewed annually in conjunction with the annual review of cash compensation, and additional awards are made periodically as deemed appropriate. The Committee considers total compensation of executives, actual and anticipated contributions of each executive (which includes a subjective assessment by the Committee of the value of the executive's future potential within the organization), as well as the value of previously awarded options as described above in determining option awards.

STOCK OWNERSHIP POLICIES

     During fiscal 1996, the Committee established a stock holding policy for executive officers of the Corporation. The stock holding policy specifies an appropriate level of ownership of the Corporation's Common Stock as a multiple of the officer's compensation. For the chief executive officer, the multiple is one times his base salary and reference bonus for the calendar year. For all other executive officers, the multiple is one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period.

     In order to assist officers in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation is authorized to make interest-free loans to officers to enable them to purchase shares of the Common Stock in the open market. The loans are required to be repaid upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the Committee. During 1997, Mr. Mlynski, former vice president, international, of the Corporation, received a loan in the principal amount of $148,549.80 under this program. See "Relationship with Affiliates -- Stock Holding Assistance Plan."

     The Committee also adopted a policy requiring its executive officers to hold a certain number of shares of the Corporation's Common Stock acquired upon the exercise of stock options granted by the Corporation. Under this policy, executive officers are required to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax-withholding obligations attributable to the exercise of the option.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as "performance based" or is otherwise exempt from
Section 162(m). The annual cash compensation paid to individual executives does not approach the $1 million threshold, and it is believed that the stock incentive plans of the Corporation qualify as "performance based." Therefore, the Committee does not believe any further action is necessary in order to comply with Section 162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).

1997 CEO COMPENSATION

     The salary and bonus of Mr. Hansen were established using the same criteria as for the salaries and bonuses for the Corporation's other named executive officers. In determining Mr. Hansen's compensation as reported, the Committee considered as part of its subjective evaluation, among other factors, the implementation of the nationwide expansion of the Corporation's retail spas and the physician licensing program, as well as progress in the Corporation's research programs and new product development.

     Awards to Mr. Hansen to purchase shares of the Corporation's Common Stock were reviewed and determined periodically by the Committee using criteria similar to those used for other executive officers of the Corporation. No awards to purchase shares of the Corporation's Common Stock were made to Mr. Hansen in fiscal 1997. In addition to any stock option awards by the Committee, Mr. Hansen was eligible to receive awards to purchase shares of the common stock of Thermo Electron or its other majority-owned subsidiaries from time to time as part of Thermo Electron's stock option program due to his position as a chief
executive officer of a majority-owned subsidiary of Thermo Electron.   No
options to purchase stock were awarded to Mr. Hansen under this program in fiscal 1997.

                       Dr. Nicholas T. Zervas (Chairman)
                             Dr. Carliss Y. Baldwin
                            Dr. Elias P. Gyftopoulos

                         COMPARATIVE PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Corporation include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation's Common Stock has been publicly traded only since June 10, 1994 and, as a result, the following graph commences as of such date. The Corporation has compared its performance with the American Stock Exchange Market Value Index and the Dow Jones Total Return Index for the Cosmetics/Personal Care Industry.


            COMPARISON OF TOTAL RETURN AMONG THERMOLASE CORPORATION,
               THE AMERICAN STOCK EXCHANGE MARKET VALUE INDEX AND
   THE DOW JONES TOTAL RETURN INDEX FOR THE COSMETICS/PERSONAL CARE INDUSTRY
                    FROM JUNE 10, 1994 TO SEPTEMBER 26, 1997




                                     06/10/94    12/30/94    09/29/95    09/27/96    09/26/97
---------------------------------------------------------------------------------------------
TLZ                                    100.00      129.00      679.00      779.00      108.00
---------------------------------------------------------------------------------------------
AMEX                                   100.00       98.00      123.00      129.00      158.00
---------------------------------------------------------------------------------------------
DJ COS                                 100.00      112.00      137.00      191.00      233.00
---------------------------------------------------------------------------------------------



     The total return for the Corporation's Common Stock (TLZ), the American Stock Exchange Market Value Index (AMEX) and the Dow Jones Total Return Index for the Cosmetics/Personal Care Industry (DJ COS) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "TLZ."

                          RELATIONSHIP WITH AFFILIATES

     Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several privately and publicly held, majority-owned subsidiaries, including the Corporation which was created by ThermoTrex. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and the other Thermo Electron subsidiaries are referred to hereinafter as the "Thermo Subsidiaries.")

     Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the Corporation, have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

     The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

CORPORATE SERVICES AGREEMENT

     As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management and certain financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 1% of the Corporation's total revenues for these services in calendar 1996 and 1997. The annual fee will be reduced to 0.8% of the Corporation's total revenues in calendar 1998. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1997, Thermo Electron assessed the Corporation $452,000 in fees under the Services Agreement. Management believes that these charges are reasonable and that the terms of the Services Agreement are representative of the expenses the Corporation would have incurred on a stand-alone basis. For additional items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on costs attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the

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Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

MISCELLANEOUS

     In August 1996, the Corporation loaned $125,000 to Mark H. Wurth, a vice president and executive officer of the Corporation, in connection with Mr. Wurth's relocation to San Diego, California. The loan is non-interest bearing and the repayment due date has been extended an additional year and one-half from the original due date of August 1997 to January 1999.

     From time to time, the Corporation may transact business with other companies in the Thermo Group. In fiscal 1997, such transactions included the following.

     ThermoTrex provides certain services to the Corporation, including personnel administration, accounting, data processing, and general administrative management. The Corporation was charged $144,000 for these services in fiscal 1997.

     During fiscal 1997, the Corporation engaged the LORAD division of Trex Medical Corporation, a majority-owned subsidiary of ThermoTrex, to manufacture laser systems at various prices for an aggregate cost of $11,390,000. As of September 27, 1997, the Corporation had committed to purchase additional laser systems at an aggregate cost of $6,000,000.

     The Corporation subleases office and research facilities from ThermoTrex and is charged for the actual square footage occupied at approximately the same cost-per-square-foot paid by ThermoTrex under its prime lease. During fiscal 1997, the Corporation paid an aggregate of $296,000 under this arrangement. Currently, the cost of the area occupied by the Corporation is $302,000 per year.

     Mr. John C. Hansen resigned as the president and chief executive officer of the Corporation and as a director effective as of February 1, 1998. In connection with his resignation, the Corporation entered into an agreement with Mr. Hansen providing for the payment of severance and other fees to Mr. Hansen. See "Executive Compensation--Severance Arrangements."

     As of September 27, 1997, $49,291,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

STOCK HOLDING ASSISTANCE PLAN

     In 1996, the Corporation adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Corporation also adopted a Stock Holding Assistance Plan under which it may make interest-free loans to certain key employees, including its executive officers, to enable such employees to purchase the Common Stock in the open market. During 1997, Mr. Mlynski received a loan in the principal amount of $148,549.80 under this plan to purchase 11,000 shares. The loan to Mr. Mlynski is to be repaid upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the human resources committee of the Corporation's board of directors.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The board of directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1998. Arthur Andersen LLP has acted as independent public accountants for the Corporation since 1991. Representatives of that firm are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The board of directors has established an audit

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committee, presently consisting of two outside directors, the purpose of which is to review the scope and results of the audit.

                                  OTHER ACTION

     Management is not aware at this time of any other matters that will be presented for action at the meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.

                             STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be presented at the 1999 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the proxy statement and form of proxy relating to that meeting no later than October 5, 1998.

                             SOLICITATION STATEMENT

     The cost of this solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit proxies personally, by telephone or by telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.



San Diego, California
February 3, 1998

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